UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): September 16, 2010

Harley-Davidson, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208

(Address of principal executive offices, including zip code)

(414) 342-4680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

The undersigned registrant hereby amends Item 5.02 of the registrant’s Current Report on Form 8-K, dated September 22, 2010, to read in its entirety as set forth below.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 16, 2010, the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) voted to increase the size of the Board from twelve persons to thirteen persons and to elect R. John Anderson as a new director to fill the vacancy created by such increase, with such election effective October 1, 2010. Mr. Anderson will serve as a director with a term expiring at the Company’s 2011 annual meeting of shareholders.

On December 7, 2010, the Board appointed Mr. Anderson to the Board’s Human Resources Committee and its Nominating and Corporate Governance Committee, which are the only committees of the Board to which he has been appointed to date.

Mr. Anderson has been President and Chief Executive Officer of Levi Strauss & Co. (“LS&Co”) since November 2006. A privately held company with 2009 revenues of $4.1 billion, LS&Co designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s ® , Dockers ® , Signature by Levi Strauss & Co.™ and Denizen™ brands.

Prior to assuming his current position, Mr. Anderson was named as Chief Operating Officer of LS&Co. in mid-2006, served as President of LS&Co.’s Global Sourcing Organization from 2004-2006, as Interim President of Levi Strauss Europe for four months from 2003-2004, and as President of LS&Co’s Asia Pacific Division from 1998-2003.

The Company’s Director Compensation Policy is applicable to Mr. Anderson as a non-employee director. In connection with Mr. Anderson’s election to the Board, Mr. Anderson will be compensated for his service on the Board in the same manner as the Company’s other non-employee directors. For a description of the Company’s director compensation programs, see “Director Compensation” on pages 82-83 of the Company’s Proxy Statement relating to the 2010 Annual Meeting of Shareholders held on April 24, 2010, filed with the Securities and Exchange Commission on March 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: December 9, 2010	By:	/s/ Paul J. Jones
Paul J. Jones
Vice President, General Counsel and Secretary

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